Exhibit 4.16

JOINT-STOCK COMMERCIAL BANK “ROSBANK”

(OPEN JOINT-STOCK COMPANY)

AND

MOBILE TELESYSTEMS OPEN JOINT-STOCK COMPANY

ADDENDUM TO THE FACILITY AGREEMENT

THIS ADDENDUM TO FACILITY AGREEMENT No. RK/038/11 dated July 24th, 2012 (hereinafter, “Addendum”) entered into effect on October 26th, 2012 in the city of Moscow

Between:

(1)         The JOINT-STOCK COMMERCIAL BANK “ROSBANK” (Open Joint-Stock Company), a legal entity governed under the laws of the Russian Federation, located at: 11, Mashi Poryvayevoy street, Moscow city, 107078 (hereinafter, the “Lender”), as represented by Vladimir Yuryevich Golubkov, Chairman of the Board of Management, acting under the Articles of Association;

and

(2)         MOBILE TELESYSTEMS OPEN JOINT-STOCK COMPANY, a legal entity governed under the laws of the Russian Federation, located at: 4, Marksistskaya street, Moscow city, 109147 (hereinafter, the “Borrower”), as represented by A.V. Kornya, Vice-President and Chief Financial Officer, acting under the Power of Attorney No. 0530/10 dated June 06, 2010;

hereinafter, the Lender and the Borrower are collectively referred to as the “Parties”, and individually as “Party”.

WHEREAS:

(A)       The Facility Agreement No. RK/038/11 dated July 24, 2012, was entered into effect by the Parties (hereinafter, the “Facility Agreement”).

(B)       The Parties wish to modify certain terms and conditions of the Facility Agreement entered into effect by the Parties.

(C)       In accordance with paragraph 10.8 of the Facility Agreement, the Parties conferred and agreed to enter this Addendum into effect.

THEREFORE, THEY HAVE AGREED AS FOLLOWS:

1.                                      TERMS AND DEFINITIONS

1.1                               Capitalized terms used herein shall have the meaning set out and determined in the Facility Agreement, unless otherwise expressly provided herein.

2.                                      AMENDMENTS TO THE FACILITY AGREEMENT

2.1                               Subparagraph 8.1.3 of the Facility Agreement to be re-stated to read as follows:

“8.1.3. If a competent public authority of the Russian Federation or the Borrower’s authorized governance body made a decision for liquidation (reorganization in the form of a spin-off or split-up), an event occurred which, under applicable laws of the Russian Federation would result in such consequences, or if the Borrower terminated or significantly changed the nature of the activities it exercised at the time of Agreement being in effect.”

2.2 Subparagraph 8.1.4 of the Facility Agreement to be re-stated to read as follows:

“8.1.4. If a competent public authority of the Russian Federation made a decision or adopted a regulation, the implementation of which would prevent the Borrower from performance of its obligations under the Agreement, or would result in the fact that such performance would be considered as contrary to the applicable laws of the Russian Federation.”

2.3 Subparagraph 8.1.5 of the Facility Agreement to be restated to read as follows:

“8.1.5. If an effective court ruling (in the Russian Federation) is available regarding recovery from the Borrower of the taxes and other payments to the budget of the Russian Federation, payable by the Borrower in accordance with the requirements of the applicable laws of the Russian Federation, to a total amount exceeding USD 250,000,000.00 (Two hundred and fifty million) or an equivalent amount in RUR at the exchange rate of the Bank of Russia at the date of such a ruling’s entry into force, failed to be executed by the Borrower within 60 (Sixty) calendar days after entry into force of a court ruling, provided that such court ruling remains in full force and effect.”

2.4 Subparagraph 8.1.7 of the Facility Agreement to be restated to read as follows:

“8.17 If the Borrower’s property, the book value of which exceeds 25% (Twenty five per cent) of the book value of the Borrower’s assets, to be determined based on consolidated financial statements prepared in accordance with the US GAAP as to the last reporting date, is seized, except for any seizures and other encumbrances in connection with:

• any claims filed against the Borrower, including a claim (claims) for the recovery of any amount, a claim (claims) for the transfer of the property or a claim (claims) for the invalidation of the transactions, and in connection with the entry into force of the court ruling on satisfaction of any such claim (claims) related to, based on or otherwise connected with the acquisition by the Borrower (any affiliate of the Borrower) of the interest in Bitel LLC, established and registered in accordance with the legislation of the Kyrgyz Republic, located at: 121, Chui avenue, Bishkek city, 720000, the Kyrgyz Republic;

• any disposal of all or some shares of MTS UKRAINE PrJSC (established and registered in accordance with the laws of Ukraine, located at: 15, Leiptsigskaya street, the city of Kiev, 01601, Ukraine) owned by the Borrower or any entity other that the Borrower’s affiliate, performed under a court ruling awarded in respect of or in accordance with such shares;

• any claims filed against the Borrower (including by any competent authorities and/or third parties), including a claim (claims) for the recovery of any amount, a claim (claims) for the transfer of the property or a claim (claims) for the invalidation of the transactions, and also in connection with the entry into force of the court ruling on satisfaction of any such claim (claims), related to, based on or otherwise connected with the acquisition by the Borrower (any affiliate of the Borrower) of the interest in Foreign Enterprise UZDUNROBITA Limited Liability Company established and registered in accordance with the Civil Code of the Republic of Uzbekistan, Law of the Republic of Uzbekistan No. 310-II dated December 06, 2001 On Limited and Additional Liability Companies, with the registered address: 24, Amira Temura street, Tashkent city, 100000, the Republic of Uzbekistan, taxpayer identification number 200656475 (hereinafter, the “FE Uzdunrobita LLC”); and also in connection with the initiation of any judicial, administrative, arbitration, or extrajudicial proceedings and (or) disputes, and (or) proceedings in respect of the economic, business, and (or) other activities of FE Uzdunrobita LLC and (or) the Borrower (and (or) any affiliate of the Borrower) as a participant of FE Uzdunrobita LLC.”

3.                                      MISCELLANEOUS

3.1                               The Facility Agreement as amended by this Addendum shall apply to all transactions which have been entered into effect in accordance with the Facility Agreement prior the date hereof, the obligations under which remain outstanding as at the date hereof, as well as to all future transactions and future obligations arising out of these transactions that will occur after the execution hereof.

3.2                               Except for the changes and amendments introduced to the Facility Agreement hereby, all other provisions of the Facility Agreement shall remain in full force and effect.

3.3                               This Addendum shall enter into force upon its signature by the Parties and shall be an integral part of the Facility Agreement.

3.4                               This Addendum shall be governed by the laws of the Russian Federation. All disputes arising between the Parties in connection herewith shall be settled by the Moscow Arbitration Court in accordance with the procedure established by the laws of the Russian Federation.

3.5                               This Addendum is signed in two original copies in Russian, one for each Party.

IN WITNESS WHEREOF, the Parties have entered this Addendum into effect on the date specified in the statement hereof.

SIGNED

/Signature/
Full name: V.Yu. Golubkov
Title: Chairman of the Board of Management

/Signature/
Full name: K.L. Istyagin
Title: Chief Accountant

For and on behalf of:
JOINT-STOCK COMMERCIAL
BANK “ROSBANK”
(Open Joint-Stock Company)

[Seal here]

Official seal:
MOSCOW
OPEN JOINT-STOCK COMPANY
Joint-Stock Commercial Bank ROSBANK
S.R. No. 36487

/Signature/
Full name: A.V. Kornya
Title: Vice-President and Chief Financial Officer

/Signature/
Full name: I.R. Borisenkova
Title: Chief Accountant

For and on behalf of:
Mobile Telesystems
Open Joint-Stock Company

[Seal here]

Official seal:
MOSCOW
Mobile TeleSystems Open Joint-Stock Company
PSRN 1027700149124
MTS